Exhibit 10.20

Bank of Commerce Salary Continuation Agreement
     THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is made and entered into effective April 17, 2001 and amended January 1, 2006 and December 31, 2006, by and between REDDING BANK OF COMMERCE, a California Corporation (the “Bank”), and MICHAEL C. MAYER (the “Executive”).
WHEREAS, the Executive’s competent and faithful efforts on behalf of the Bank have resulted in substantial growth and profits to the Bank, and the Bank desires that the Executive continue in its employ;
WHEREAS, the Company values the efforts, abilities, and accomplishments of the Executive, recognizes that his future services are vital to its continued growth and profits, and wants to encourage the Executive to remain an employee of the Bank. The Bank is willing to provide salary continuation benefits to the Executive, which the Bank will pay from its general assets.
ARTICLE 1
Definitions
In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
          1.1 “Change in Control” means (i) a Change in the Ownership of the Relevant Corporation, (ii) a Change in the Effective Control of the Relevant Corporation, or (iii) or a Change in the Ownership of a Substantial Portion of the Assets of the Relevant Corporation, as those terms are defined herein. The events giving rise to the Change in Control must be objectively determinable, and the Board, in a ministerial capacity, shall certify there is a Change in Control only when the events giving rise to the Change in Control are objectively determinable. The Board shall not have any discretionary authority to certify that there has been a Change in Control except as provided in the preceding sentence. Notwithstanding anything to the contrary, (i) the term “Change in Control” shall be interpreted in accordance with Section 409A; (ii) any event which constitutes a “Change in Control” under Section 409A shall constitute a “Change in Control” for purposes of this Agreement; (iii) and any event which does not constitutes a “Change in Control” under Section 409A shall not constitute a “Change in Control” for purposes of this Agreement.
               1.1.1 “Change in the Effective Control of the Relevant Corporation” means either of the following:
               i. That one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Relevant Corporation possessing thirty-five percent (35%) or more of the total voting power of the stock of the Relevant Corporation, provided that no other corporation is a majority shareholder of the Relevant Corporation; or
               ii. That a majority of the members of the board of directors of the Relevant Corporation are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the board members of the Relevant Corporation prior to the date of the appointment or election, provided that no other corporation is a majority shareholder of the Relevant Corporation.
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Bank of Commerce Salary Continuation Agreement
               1.1.2 “Change in the Ownership of the Relevant Corporation” means that any one person, or more than one person acting as a group, acquires ownership of stock of the Relevant Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Relevant Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Relevant Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Relevant Corporation (or to cause a Change in the Effective Control of the Relevant Corporation as defined herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Relevant Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Agreement. A Change in the Ownership of the Relevant Corporation only occurs when there is a transfer of stock of the Relevant Corporation (or issuance of stock of the Relevant Corporation) and stock in the Relevant Corporation remains outstanding after the transaction.
               1.1.3 “Change in the Ownership of a Substantial Portion of the Assets of the Relevant Corporation” means that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Relevant Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Relevant Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Relevant Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
               1.1.4 “Relevant Corporation” means (i) the corporation for whom the Executive is performing services at the time of the Change in Control event; (ii) the corporation that is liable for the payment of the deferred compensation under this Plan; or (iii) a corporation that is a majority shareholder of a corporation identified in sections (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in sections (i) or (ii) above. A majority shareholder is a shareholder owning more than fifty percent (50%) of the total fair market value and total voting power of such corporation. Stock underlying a vested option is considered owned by the individual who holds the vested option, and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option. However, if a vested option is exercisable for stock that is not substantially vested, the stock underlying the option is not treated as owned by the individual who holds the option.”
               1.1.5 “Persons Acting as a Group.” Persons will not be considered to be acting as a group solely because they purchase assets or stock of the same corporation at the same time, or, in the case of stock, in the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
          1.2 “Code” means the Internal Revenue Code of 1986, as from time to time amended.
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          1.3 “Disability.” Notwithstanding anything to the contrary, under no circumstances shall Executive be deemed to have a “Disability” for purposes of Sections 1.3 or 2.3 of the Agreement, unless Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;
or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.
          1.4 “Early Termination” means the Termination of Employment before the Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.
          1.5 “Early Termination Date” means the month, day and year in which Early Termination occurs.
          1.6 “Effective Date” means April 17, 2001.
          1.7 “Executive Beneficiary” means the beneficiary designated by the Executive pursuant to Article 4.1.
          1.8 “Normal Retirement Age” means the Executive’s 61 st coord birthday.
          1.9 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.
          1.10 “Plan Year” means a twelve (12) month period commencing on April 1, 2001 and ending on December 31 of each year.
          1.11 “Termination for Cause” As defined in Article 5.
          1.12 “Termination of Employment” means that the Executive ceases to be employed by the Bank, and actually separates from service to the Bank, for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank.
ARTICLE 2
Benefits
          2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this agreement.
               2.1.1 Amount of Benefit. The “Normal Retirement Annual Benefit” to be paid to the Executive under this Section 2.1 is One Hundred Fifty Thousand Dollars ($150,000.00). The Bank’s Board of Directors, in its sole discretion, may increase the annual benefit under this section 2.1.1; however any increase shall require the recalculation of Schedule A attached hereto.
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Bank of Commerce Salary Continuation Agreement
               2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for life. In the event Executive is a “specified employee,” as defined in Section 409A of the Code, at Termination of Employment, payments made under this Section shall commence on the date which is six (6) months after the date of Executive’s Termination of Employment.
               2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Bank’s Board of Directors, in its sole discretion, may increase the Normal Retirement Benefit.
               2.1.4 Deferred Compensation Account. Solely for purposes of determining the benefits set forth in Sections 2.2, 2.3, and 3.2, the Bank shall calculate a Deferred Compensation Account. The amount of the Deferred Compensation Account shall be an amount determined to be the present value of the benefit under this Section 2.1 based on the then designated deferred compensation rate and the life expectancy of the Executive on the day in which any benefit under any of Sections 2.2, 2.3, or 3.2 becomes vested, as determined by tables in IRS Publication 590.
          2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this agreement.
               2.2.1 Amount of Benefit. The benefit to be paid to the Executive under this Section 2.2 is the Early Termination Lump Sum set forth on Schedule A, or the amount accrued in the Deferred Compensation Account on the early termination date, whichever is greater. The Bank’s Board of Directors, in its sole discretion, may, at any time, increase the benefit under this Section 2.2.1; however, any such increase shall require a recalculation of Schedule A.
               2.2.2 Payment of Benefit. The Bank shall pay this benefit to the Executive in a lump sum within sixty (60) days following Early Termination. In the event Executive at any time becomes a “specified employee,” as defined in Section 409A of the Code, the lump sum payment made under this Section shall be made on the date which is six (6) months after the date of Executive’s Termination of Employment. Executive may elect to receive the benefit under this Section 2.2.2 in sixty equal monthly installments, so long as such election is made in writing at the time that this agreement is executed and attached to this Agreement with the Early Termination Lump Sum set forth on Schedule A.
          2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
               2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth in Schedule A for the Plan Year, or an annuity (assuming the then current deferred compensation rate) with the value of the amount accrued in the Deferred Compensation Account upon disability, whichever is greater. The Bank’s Board of Directors, in its sole discretion, may, at any time, increase the benefit under this Section 2.3.1; however, any such increase shall require the recalculation of Schedule A.
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Bank of Commerce Salary Continuation Agreement
     2.3.2 Payment of Benefit. The Bank shall pay this annual benefit to the Executive in twelve (12) monthly installments payable on the first day of each month commencing with the month following the Executive’s termination of employment due to disability. The annual benefit shall be paid to the Executive for life.
          2.4 Change in Control Benefit. Upon a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefits under this Agreement.
               2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Annual Benefit set forth in Schedule A.
               2.4.2 Payment of Benefit. The Bank shall pay this annual benefit to the Executive in twelve (12) monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Age. The annual benefit shall be paid to the Executive for life.
               2.4.3 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the code.
ARTICLE 3
Death Benefits
          3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive Beneficiary the Normal Retirement Annual Benefit for a period of twenty years in lieu of any other benefit under this Agreement. The Normal Retirement Annual Benefit shall be paid to the Executive Beneficiary in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Death, for a period of twenty years.
               3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.
               3.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive’s beneficiary in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s death. The annual benefit shall be paid to the Executive’s Beneficiary for a period of twenty years.
          3.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any lifetime benefit payments have commenced under this Agreement but before the value of the Deferred Compensation Account is fully paid, the Bank shall pay all remaining benefits to the Executive Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive lived to his full life expectancy, as determined by tables in IRS Publication 590, but not less than twenty years.
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Bank of Commerce Salary Continuation Agreement
          3.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a lifetime benefit under this Agreement, but dies prior to the commencement of payments of such benefit, the Bank shall pay the same benefit to the Executive Beneficiary that the Executive would have received had he lived to his full life expectancy, as determined by tables in IRS Publication 590, but not less than 20 years. Such benefits shall commence on the first day of the month following the date of the Executive’s death.
ARTICLE 4
Beneficiaries
          4.1 Beneficiary Designations. The Executive shall designate an Executive Beneficiary by filing a written beneficiary designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the Executive Beneficiary predeceases the Executive, or if the Executive names a spouse as Executive Beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid Executive Beneficiary, all payments which would have been paid to Executive’s Beneficiary shall be made to the Executive’s estate.
          4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank, in its discretion, may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.
ARTICLE 5
General Limitations
          5.1 Termination for Cause. Notwithstanding any provisions of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for:
•	Habitual intemperance or drug addiction or abuse;

•	Commission of a felony, or acts involving moral turpitude;

•	Habitual neglect of duty, willful or gross negligence in carrying out the activities for which employed, including negligence or neglect in carrying out the directions of the Board of Directors, or willful breach of the obligations of the Executive in connection with the performance of the Executive’s duties.
          5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three (3) years after the date of April 17, 2001. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Executive to the Bank.
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Bank of Commerce Salary Continuation Agreement
ARTICLE 6
Claims and Review Procedures
          6.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed, and (5) a time within which review must be requested. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.
          6.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits.
Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty (60) day period, stating the basis of its decision, written in a manner calculated to be understood by the Claimant and referencing the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.
ARTICLE 7
General Terms
          7.2 Purpose. The Plan is intended to constitute an unfunded arrangement maintained by the Bank primarily for the purpose of providing deferred compensation plan for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
          7.3 Amendments and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Notwithstanding the preceding, the Bank may amend or terminate this Agreement at any time upon notice to the Executive if, pursuant to legislative, judicial or regulatory action, continuation of this Agreement without such amendment would: (1) cause benefits to be taxable to the Executive prior to actual receipt; or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying any provided benefits).
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Bank of Commerce Salary Continuation Agreement
          7.4 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrative and transferees.
          7.5 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it limit or restrict the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor does it limit or restrict the Executive’s right to terminate employment at any time.
          7.6 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
          7.7 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement or unless any such activity would constitute a Change of Control. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.
          7.8 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
          7.9 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of California, except to the extent preempted by the laws of the United States of America.
          7.10 Interpretation of Plan. To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the state of California (other than its choice of law rules) as in effect from time to time. Notwithstanding any provision to the contrary, this Plan shall be interpreted and construed to comply with Section 409A and the applicable provisions of ERISA.
          7.11 Unfunded Arrangement. The Executive and the Executive Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Executive Beneficiary have no preferred or secured claim.
          7.12 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
          7.13 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:
                   7.13.1 Establishing and revising the method of accounting for the Agreement;
                   7.13.2 Maintaining a record of benefit payments; and
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Bank of Commerce Salary Continuation Agreement
                   7.13.3 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
          7.14 Named Fiduciary. The Bank shall be the named fiduciary and Plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
          7.15 Attorney’s Fees and Costs. If any action at law or in equity, including arbitration, is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and expert witness fees, in addition to any other relief to which that party may be entitled.
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Bank of Commerce Salary Continuation Agreement
     IN WITNESS WHEREOF, The Executive and the Bank have signed this Agreement.

EXECUTIVE	BANK OF COMMERCE HOLDINGS

By /s/ Michael C. Mayer

MICHAEL C. MAYER	By /s/ Harry L. Grashoff, Jr.

HARRY L. GRASHOFF, JR.,
Chairman

By /s/ David H. Scott

DAVID H. SCOTT, Secretary

REDDING BANK OF COMMERCE

By /s/ Harry L. Grashoff, Jr.

HARRY L. GRASHOFF, JR.,
Chairman

By /s/ David H. Scott

DAVID H. SCOTT, Secretary
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Bank of Commerce Salary Continuation Agreement
BENEFICIARY DESIGNATION
Michael C. Mayer
I designate the following as beneficiary of any death benefits under this Agreement:
Primary: The then serving Trustee of the Mayer Family 2001 Revocable Trust
Contingent:
I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the named beneficiary predeceases me, or, if I have named by spouse as beneficiary and our marriage is subsequently dissolved.

Signature:	/s/ Michael C. Mayer

Date:	December 28, 2006
Received this 28 day of December 2006.

By:	Harry L. Grashoff, Jr.

Title:	Chairman
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Bank of Commerce Salary Continuation Agreement
Election of Payment
For Early Termination Benefit
Michael C. Mayer
I, Michael C. Mayer hereby elect to receive any Early Termination Benefit, as described in Section 2.2 of the January 1, 2006 Salary Continuation Agreement, in the following form:
☒	A lump sum payment to be made after Early Termination, as provided in Section 2.2

☐	In sixty (60) equal monthly installments, to begin sixty (60) days after Early Termination, unless I become a “specified employee,” as defined in Section 409A of the Code, then such installments shall begin six (6) months after Early Termination.
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